Exhibit 99.1

October 19, 2026

Board of Directors

Dana Incorporated

3939 Technology Drive

Maumee, OH 43537

Re:	Registration Statement on Form S-4 of Mobility (USA) Corporation, filed October 19, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 10, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view, to the holders (other than Eaton Corporation plc (“Eaton”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of Dana Incorporated (the “Company”) of the exchange ratio of 1 share of common stock, par value $0.01 per share (the “SpinCo Shares”), of Mobility (USA) Corporation (“SpinCo”) to be paid for each share of Company Common Stock (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of June 10, 2026 (the “Merger Agreement”), by and among Eaton, Eaton Corporation, a wholly owned subsidiary of Eaton (“Eaton Ohio”), SpinCo, Atlas Mobility Sub, Inc., a wholly owned subsidiary of SpinCo (“Merger Sub”) and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the caption “Summary–Opinion of Dana’s Financial Advisor,” “The Transactions—Opinion of Dana’s Financial Advisor” and “The Transactions—Dana’s Reasons for the Transactions” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)